Rule 424(B)(3)

File No. 333-01982

EXHIBIT A

AMERICAN DEPOSITARY SHARES
(Each American Depositary Share represents
fifty deposited Shares)

THE BANK OF NEW YORK

AMERICAN DEPOSITARY RECEIPT

FOR FIFTY H SHARES

OF

COSCO SHIPPING ENERGY TRANSPORTATION CO., LTD.

(INCORPORATED UNDER THE LAWS OF

THE PEOPLE'S REPUBLIC OF CHINA)

The Bank of New York, as depositary (hereinafter called the "Depositary"), hereby certifies that ___________________________________, or registered assigns IS THE OWNER OF ___________________________________________

AMERICAN DEPOSITARY SHARES

representing deposited ordinary shares (H Shares) (herein called "Shares") of COSCO SHIPPING Energy Transportation Co., Ltd., a joint stock limited company incorporated under the laws of The People's Republic of China (herein called the "Issuer"). At the date hereof, each American Depositary Share represents fifty Shares deposited or subject to deposit under the Deposit Agreement at the Hong Kong office of the Hong Kong and Shanghai Banking Corporation Limited (herein called the "Custodian"). The Depositary's Corporate Trust Office is located at a different address than its principal executive office. Its Corporate Trust Office is located at 101 Barclay Street, New York, N.Y. 10286, and its principal executive office is located at 225 Liberty Street, New York, N.Y. 10286.

THE DEPOSITARY'S CORPORATE TRUST OFFICE ADDRESS IS

101 BARCLAY STREET, NEW YORK, N.Y. 10286

1.	THE DEPOSIT AGREEMENT.

This American Depositary Receipt is one of an issue (herein called "Receipts"), all issued and to be issued upon the terms and conditions set forth in the deposit agreement, dated as of March 14, 1996 (herein called the "Deposit Agreement"), by and among the Issuer, the Depositary, and all Owners and Holders from time to time of Receipts issued thereunder, each of whom by accepting a Receipt agrees to become a party thereto and become bound by all the terms and conditions thereof. The Deposit Agreement sets forth the rights of Owners and Holders of the Receipts and the rights and duties of the Depositary in respect or in lieu of the Shares deposited or deemed to be deposited thereunder and any and all other securities, property and cash from time to time received in respect or in lieu of such Shares and held thereunder (such Shares, securities, property, and cash are herein called "Deposited Securities"). Copies of the Deposit Agreement are on file at the Depositary's Corporate Trust Office in New York City and at the office of the Custodian.

The statements made on the face and reverse of this Receipt are summaries of certain provisions of the Deposit Agreement and are qualified by and subject to the detailed provisions of the Deposit Agreement, to which reference is hereby made. Capitalized terms defined in the Deposit Agreement and not defined herein will have the meanings set forth in the Deposit Agreement.

2.	SURRENDER OF RECEIPTS AND WITHDRAWAL OF SHARES.

Upon surrender at the Corporate Trust Office of the Depositary of this Receipt for the purpose of withdrawal of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and upon payment of the fee of the Depositary provided in this Receipt (which may be waived by agreement between the Depositary and the Issuer in the case of Shares which are to be deposited pursuant to the terms and conditions of the Deposit Agreement) and payment of all taxes and governmental charges payable in connection with such surrender and withdrawal of Deposited Securities, and subject to the terms and conditions of the Deposit Agreement, the Articles of Association of the Issuer and the Deposited Securities, the Owner hereof is entitled to delivery, to him or upon his order, as permitted by applicable law, of the amount of Deposited Securities at the time represented by the American Depositary Shares evidenced by this Receipt. Delivery of such Deposited Securities may be made, as permitted by applicable law, by the delivery of (a) certificates in the name of the Owner hereof or as ordered by him or by the delivery of certificates properly endorsed or accompanied by a proper instrument or instruments of transfer to such Owner or as ordered by him and (b) any other securities, property and cash to which such Owner is then entitled in respect of this Receipt to such Owner or as ordered by him. Such delivery will be made at the option of the Owner hereof, either at the Hong Kong office of the Custodian or at the Corporate Trust Office of the Depositary, provided that the forwarding of certificates for Shares or other Deposited Securities for such delivery at the Corporate Trust Office of the Depositary will be at the risk and expense of the Owner hereof.

3.	TRANSFERS, SPLIT-UPS, AND COMBINATIONS OF RECEIPTS.

The transfer of this Receipt is registrable on the books of the Depositary at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, without unreasonable delay, upon surrender of this Receipt properly endorsed or accompanied by a proper instrument or instruments of transfer and duly stamped as may be required by the laws of the State of New York and of the United States of America, and subject to the payment of funds sufficient to pay any applicable transfer taxes and the fees and expenses of the Depositary. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian, or Registrar may require payment from the depositor of the Shares or the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge or fee with respect to the Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt.

The delivery of Receipts against deposits of Shares generally or against or in order to reflect deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts, their split-up or combination may be suspended generally or in particular instances, during any period when the transfer books of the Depositary or the Issuer or Foreign Registrar, if applicable, are closed, or if any such action is deemed necessary or advisable by the Depositary or the Issuer at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to the provisions of the following sentence. Notwithstanding anything to the contrary in the Deposit Agreement or this Receipt, the surrender of outstanding Receipts and withdrawal of Deposited Securities may not be suspended subject only to (i) temporary delays caused by closing the transfer books of the Depositary or the Issuer or the deposit of Shares in connection with voting at a shareholders' meeting, or the payment of dividends, (ii) the payment of fees, taxes and similar charges, and (iii) compliance with any U.S. or foreign laws or governmental regulations relating to the Receipts or to the withdrawal of the Deposited Securities. Without limitation of the foregoing, the Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

4.	LIABILITY OF OWNER OR HOLDER FOR TAXES.

If any tax or other governmental charge will become payable with respect to this Receipt or any Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, such tax or other governmental charge will be payable by the Owner hereof to the Depositary. The Depositary may refuse to effect registration of transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by this Receipt until such payment is made, and may withhold any dividends or other distributions in respect of any Deposited Securities, or may sell for the account of the Owner hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge, and the Owner hereof will remain liable for any deficiency.

5.	WARRANTIES ON DEPOSIT OF SHARES.

Every person depositing Shares under the Deposit Agreement will be deemed thereby to represent and warrant in addition to such representation and warranties as may be required by Section 2.02 of the Deposit Agreement that such Shares and each Receipt evidencing such Shares are validly issued, fully paid, non-assessable, and free of any preemptive rights of the holders of outstanding Shares and that the person making such deposit is duly authorized to do so. Every such person will also be deemed to represent that such Shares and the Receipts evidencing American Depositary Shares representing such Shares would not be Restricted Securities. Such representations and warranties will survive the deposit of Shares and issuance of Receipts.

6.	FILING PROOFS, CERTIFICATES, AND OTHER INFORMATION.

Any person presenting Shares for deposit or any Owner or Holder of a Receipt may be required from time to time to file with the Depositary or the Custodian such proof of citizenship or residence, exchange control approval, proof of the identity of any person legally or beneficially interested in the Receipt and the nature of such interest, proof of compliance with all applicable laws and regulations and provisions of or governing Deposited Securities and the terms of this Deposit Agreement or such information relating to the registration on the books of the Issuer or the Foreign Registrar, if applicable, of the Shares presented for deposit or other information, to execute such certificates and to make such representations and warranties, as the Depositary may deem necessary or proper. The Depositary may withhold the delivery or registration of transfer of any Receipt or the distribution of any dividend or sale of any dividend or distribution of rights or of the proceeds thereof or the delivery of any Deposited Securities until such proof or other information is filed or such certificates are executed or such representations and warranties made. No Share will be accepted for deposit unless accompanied by evidence satisfactory to the Depositary that any necessary approval has been granted by any governmental body in the PRC and Hong Kong, if any, which is then performing the function of the regulation of currency exchange.

7.	CHARGES OF DEPOSITARY.

The Issuer agrees to pay the fees and reasonable expenses of the Depositary and those of any Registrar only in accordance with the agreements in writing entered into between the Depositary and the Issuer from time to time. The Depositary will present its statement for such charges and expenses to the Issuer once every three months. The charges and expenses of the Custodian are for the sole account of the Depositary.

The following charges will be incurred by any party depositing or withdrawing Shares or by any party surrendering Receipts or to whom Receipts are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Issuer or an exchange of stock regarding the Receipts or Deposited Securities or a distribution of Receipts pursuant to Section 4.03 of the Deposit Agreement) or by the Owner, whichever applicable: (1) taxes and other governmental charges, (2) such registration fees as may from time to time be in effect for the registration of transfers of Shares generally on the Share register of the Issuer (or the appointed agent of the Issuer for transfer and registration of the Shares) and applicable to transfers of Shares to the name of the Depositary or its nominee or the Custodian or its nominee on the making of deposits or withdrawals under the terms of the Deposit Agreement, such cable, telex and facsimile transmission expenses as are expressly provided in the Deposit Agreement to be at the expense of persons depositing such Shares or Owners, such reasonable and customary expenses as are incurred by the Depositary in the conversion of Foreign Currency pursuant to Section 4.05 of the Deposit Agreement, (5) a fee not in excess of $5.00 per 100 American Depositary Shares (or portion thereof) for the issuance or surrender, respectively, of a Receipt, (6) a fee not in excess of $0.02 per American Depositary Share (or portion thereof) for any cash distribution pursuant to Section 4.01 of the Deposit Agreement, (7) a fee for, and the deduction of such fee from, the distribution of proceeds of sales of securities or rights pursuant to Section 4.02 or 4.04, respectively, of the Deposit Agreement such fee being in an amount equal to the fee for the issuance of American Depositary Shares referred to above which would have been charged as a result of the deposit by Owners of securities (for purposes of this clause 7 treating all such securities as if they were Shares) or Shares received in exercise of rights distributed to them pursuant to Section 4.02 or 4.04, respectively, of the Deposit Agreement but which securities or rights are instead sold by the Depositary and the net proceeds distributed and (8) a fee not in excess of $1.50 per certificate for Receipt or Receipts for transfers made pursuant to Section 2.04 of the Deposit Agreement.

The Depositary, subject to Section 2.09 of the Deposit Agreement, may own and deal in any class of securities of the Issuer and its affiliates and in Receipts.

8.	PRE-RELEASE OF RECEIPTS.

Notwithstanding Section 2.03 of the Deposit Agreement, the Depositary may execute and deliver Receipts prior to the receipt of Shares pursuant to Section 2.02 of the Deposit Agreement (a "Pre-Release"). The Depositary may, pursuant to Section 2.05 of the Deposit Agreement, deliver Shares upon the receipt and cancellation of Receipts which have been Pre-Released, whether or not such cancellation is prior to the termination of such Pre-Release or the Depositary knows that such Receipt has been Pre-Released. The Depositary may receive Receipts in lieu of Shares in satisfaction of a Pre-Release. Each Pre-Release will be (a) preceded or accompanied by a written representation from the person to whom Receipts are to be delivered that such person, or its customer, owns the Shares or Receipts to be remitted, as the case may be, (b) at all times fully collateralized with cash or such other collateral as the Depositary deems appropriate, (c) terminable by the Depositary on not more than five (5) business days' notice, and (d) subject to such further indemnities and credit regulations as the Depositary deems appropriate. The number of American Depositary Shares which are outstanding at any time as a result of Pre-Releases will not normally exceed thirty percent (30%) of the Shares deposited under the Deposit Agreement; provided, however, that the Depositary reserves the right to change or disregard such limit from time to time as it deems appropriate.

The Depositary may retain for its own account any compensation received by it in connection with the foregoing.

9.	TITLE TO RECEIPTS.

It is a condition of this Receipt and every successive Owner and Holder of this Receipt by accepting or holding the same consents and agrees, that title to this

Receipt when properly endorsed or accompanied by a proper instrument or instruments of transfer and transferred in accordance with the terms of the Deposit Agreement, including without limitations Sections 2.04 and 2.06, is transferable by delivery with the same effect as in the case of a negotiable instrument under the laws of the State of New York; provided, however, that the Issuer and the Depositary, notwithstanding any notice to the contrary, may treat the person in whose name this Receipt is registered on the books of the Depositary as the absolute owner hereof for the purpose of determining the person entitled to distribution of dividends or other distributions or to any notice provided for in the Deposit Agreement or for all other purposes and neither the Depositary nor the Issuer will have any obligation or be subject to any liability under the Deposit Agreement to any holder of this Receipt unless such holder is the Owner of this Receipt.

10.	VALIDITY OF RECEIPT.

This Receipt will not be entitled to any benefits under the Deposit Agreement or be valid or obligatory for any purpose, unless this Receipt will have been executed by the Depositary by the manual signature of a duly authorized signatory of the Depositary; provided, however, that such signature of the Depositary may be a facsimile if a Registrar for the Receipts will have been appointed and such Receipts are countersigned by the manual or facsimile signature of a duly authorized officer of the Registrar.

11.	REPORTS; INSPECTION OF TRANSFER BOOKS.

The Issuer currently furnishes the Securities and Exchange Commission (hereinafter called the "Commission") with certain public reports and documents required by foreign law or otherwise under Rule 12g3-2(b) under the Securities Exchange Act of 1934. Such reports and communications will be available for inspection and copying by Owners and Holders at the public reference facilities maintained by the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Depositary will make available for inspection by Owners at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Issuer which are both (a) received by the Depositary or the Custodian or the nominee of either as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Issuer. The Depositary will also send to Owners copies of such reports when furnished by the Issuer pursuant to the Deposit Agreement. Any such reports and communications, including any such proxy soliciting material, furnished to the Depositary by the Issuer will be furnished in English to the extent, if any, such materials are required to be furnished in English pursuant to any regulations of the Commission.

The Depositary will keep books, at its Corporate Trust Office, for the registration of Receipts and transfers of Receipts which at all reasonable times will be open for inspection by the Owners of Receipts, provided that such inspection will not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Issuer or a matter related to the Deposit Agreement or the Receipts.

12.	DIVIDENDS AND DISTRIBUTIONS.

Whenever the Depositary or the Custodian receives any cash dividend or other cash distribution by the Issuer on any Deposited Securities, the Depositary will, if such cash is received in Foreign Currency, subject to the provisions of Section 4.05 of the Deposit Agreement convert such dividend or distribution into dollars and will distribute the amount thus received (net of the fees of the Depositary as provided in Article 7 hereof and Section 5.09 of the Deposit Agreement) to the Owners entitled thereto in proportion to the number of American Depositary Shares representing such Deposited Securities evidenced by Receipts held by them respectively; provided, however, that in the event that the Issuer or the Depositary is required to withhold and does withhold from such cash dividend or such other cash distribution in respect of any Deposited Securities an amount on account of taxes or other governmental charges, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities will be reduced accordingly.

Subject to the provisions of Sections 4.11 and 5.09 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Section 4.01, 4.03 or 4.04 of the Deposit Agreement, the Depositary will cause the securities or property received by it to be distributed to the Owners entitled thereto in proportion to the number of American Depositary Shares representing such Deposited Securities evidenced by Receipts held by them respectively, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Issuer or the Depositary withhold an amount of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Owners or Holders) the Depositary deems such distribution not to be feasible, the Depositary may adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement) will be distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash, provided that any unsold balance of such securities or property may be distributed by the Depositary to the Owners entitled thereto in accordance with such equitable and practicable method as the Depositary will have adopted.

If any distribution upon Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, and will if the Issuer so requests, distribute to the Owners of outstanding Receipts entitled thereto additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charges as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions described in Section 4.01 of the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share will thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.

In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary will distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto in proportion to the number of American Depositary Shares representing such Deposited Securities evidenced by Receipts held by them respectively, and the Depositary will distribute any unsold balance of such property in accordance with the provisions of the Deposit Agreement. The Issuer or its agent will remit to appropriate governmental authorities and agencies in the PRC all amounts, if any, withheld and owing to such authorities and agencies by the Issuer. The Depositary or its agent will remit to appropriate governmental authorities and agencies in the United States all amounts, if any, withheld and owing to such authorities and agencies by the Depositary.

13.	RIGHTS.

In the event that the Issuer will offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary will have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) available to such Owners or, if by the terms of such rights offering or for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary will allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary, after consultation with the Issuer, may distribute to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares representing such Deposited Securities evidenced by Receipts held by such Owner, warrants or other instruments therefor in such form as it deems appropriate.

In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will make such rights available to such Owner upon written notice from the Issuer to the Depositary that (a) the Issuer has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Issuer has determined in its sole discretion are reasonably required under applicable law.

If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary will, on behalf of such Owner, exercise the rights and purchase the Shares, and the Issuer will cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to

Section 2.02 of the Deposit Agreement, and will, pursuant to Section 2.03 of the Deposit Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to the second paragraph of this Article 13, such Receipts shall be legended in accordance with applicable U.S. laws and shall be subject to the appropriate restrictions on sale, deposit, cancellation and transfer under such laws.

If the Depositary determines in its discretion that it is not lawful and feasible to make such rights available to certain Owners, it may sell the rights, warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.09 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of the Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.

The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to all Owners or are registered under the provisions of such Act provided, that nothing in this Deposit Agreement shall create any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have such a registration statement declared effective. If an Owner of Receipts requests the distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Issuer upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

Subject to Section 5.03 of the Deposit Agreement, the Depositary will not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.

14.	CONVERSION OF FOREIGN CURRENCY.

Subject to any restrictions imposed by PRC and Hong Kong laws, regulations or applicable permits issued by any governmental body in the PRC or Hong Kong, if any, which is then performing the function of the regulation of currency exchange, whenever the Depositary or the Custodian will receive Foreign Currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the Foreign Currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars distributable to Owners and the resulting Dollars (net of reasonable and customary expenses incurred by the Depositary in conversion of the Foreign Currency) transferred to the United States, the Depositary will convert or cause to be converted, by sale or in any other manner that it may determine, such Foreign Currency into Dollars, and such Dollars will be distributed to the Owners entitled thereto or, if the Depositary will have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments, as applicable, upon surrender thereof for cancellation in whole or in part depending upon the terms of such warrants or other instruments. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and will be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.09 of the Deposit Agreement.

If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary will file such application for approval or license, if any, as it may deem desirable.

If at any time the Depositary determines that in its judgment any Foreign Currency received by the Depositary is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary, the Depositary may distribute the Foreign Currency (or an appropriate document evidencing the right to receive such Foreign Currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.

If any such conversion of Foreign Currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the Foreign Currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

15.	FIXING OF RECORD DATE.

Whenever any cash dividend or other cash distribution will become payable or any distribution other than cash will be made, or whenever rights will be issued with respect to the Deposited Securities or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary will receive notice of any meeting of holders of Shares or other Deposited Securities, or whenever the Depositary will find it necessary or convenient for any other purpose, the Depositary will fix a record date (a) for the determination of the Owners of Receipts who will be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement. The Owners on such record date will be entitled, as the case may be, to receive the amount distributable by the Depositary with respect to such dividend or other distribution or such rights or the net proceeds or sale thereof in proportion to the number of American Depositary Shares evidenced by Receipts held by them respectively and to give voting instructions and to act in respect of any other such matter.

16.	VOTING OF DEPOSITED SECURITIES.

Upon receipt of notice of any meeting of holders of Shares or other Deposited Securities, if requested in writing by the Issuer, the Depositary will, as soon as practicable thereafter, mail to the Owners of Receipts a notice, the form of which notice will be subject to the reasonable discretion of the Depositary, which will contain (a) such information as is contained in such notice of meeting received by the Depositary from the Issuer, (b) a statement that the Owners as of the close of business on a specified record date will be entitled, subject to any applicable provisions of PRC and Hong Kong law, of the Deposited Securities and of the Articles of Association of the Issuer, or to any securities exchange listing requirements of the Issuer, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the amount of Shares or other Deposited Securities represented by their respective American Depositary Shares and (c) a statement as to the manner in which such instructions may be given. Upon the written request of an Owner of a Receipt on such record date, received on or before the date established by the Depositary for such purpose, the Depositary will endeavor insofar as practicable to vote or cause to be voted the amount of Shares or other Deposited Securities the right to receive which is represented by the American Depositary Shares evidenced by such Owners' Receipt in accordance with the instructions set forth in such request. The Depositary will not vote or attempt to exercise the right to vote that attaches to the Shares or other Deposited Securities, other than in accordance with such instructions.

17.	CHANGES AFFECTING DEPOSITED SECURITIES.

In circumstances where the provisions of Section 4.03 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting the Issuer or to which it is a party, any securities which will be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities will be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares will thenceforth represent, in addition to the existing Deposited Securities, the right to receive the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and will if the Issuer so requests, execute and deliver additional Receipts as in the case of a dividend in Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

18.	LIABILITY OF THE ISSUER AND DEPOSITARY.

Neither the Depositary nor the Issuer nor any of their respective directors, employees, agents or affiliates will incur any liability to any Owner or Holder of any Receipt, if by reason of any provision of any present or future law or regulation of the United States, the PRC, Hong Kong or any other country, or of any other governmental or regulatory authority or stock exchange, or by reason of any provision, present or future, of the Articles of Association of the Issuer, or by reason of any provision of any securities issued or distributed by the Issuer, or any offering or distribution thereof, or by reason of any act of God or war or other circumstances beyond its control, the Depositary or the Issuer will be prevented, delayed or forbidden from, or be subject to any civil or criminal penalty on account of, doing or performing any act or thing which by the terms of the Deposit Agreement or the Deposited Securities it is provided will be done or performed; nor will the Depositary or the Issuer or any of their respective directors, employees, agents or affiliates incur any liability to any Owner or Holder of a Receipt by reason of any non¬performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided will or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or the Articles of Association of the Issuer. Where, by the terms of a distribution pursuant to Section 4.01, 4.02 or 4.03 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.04 of the Deposit Agreement, because of applicable law or for any other reason such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary will not make such distribution or offering, and will allow any rights, if applicable, to lapse. The Issuer and the Depositary have assumed no obligation nor will they be subject to any liability under the Deposit Agreement to Owners or Holders of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary will not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Issuer will be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense and liability will be furnished as often as may be required, and the Custodian will not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Issuer will be liable for any action or nonaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Holder of a Receipt, or any other person believed by it in good faith to be competent to give such advice or information. The Depositary will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Issuer agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of any registration with the Commission of Receipts, American Depositary Shares or Deposited Securities or the offer or sale thereof in the United States or out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or any Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence of any of them, or (ii) by the Issuer or any of its directors, employees, agents and affiliates. The Depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that, in connection with the issue out of which such potential liability arises, the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement. The Depositary has agreed to indemnify the Issuer, its directors, employees, agents and affiliates and hold them harmless from any liability or expense (including but not limited to the fees and expenses of counsel) which may arise out of acts performed or omitted by the Depositary or its Custodian or their respective directors, employees, agents and affiliates due to their negligence or failure to act in good faith.

19.	RESIGNATION AND REMOVAL OF THE DEPOSITARY; APPOINTMENT OF SUCCESSOR CUSTODIAN.

The Depositary may at any time resign as Depositary hereunder by written notice of its election so to do delivered to the Issuer effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. The Depositary may at any time be removed by the Issuer by written notice of such removal, effective upon the appointment of a successor depositary and its acceptance of such appointment as provided in the Deposit Agreement. In case at any time the Depositary will resign or be removed, the Issuer will use its best efforts to appoint a successor depositary, which will be a bank or trust company having an office in the Borough of Manhattan, The City of New York. Every successor depositary will execute and deliver to its predecessor and to the Issuer an instrument in writing accepting its appointment under the Deposit Agreement, and thereupon such successor depositary, without any further act or deed, will become fully vested with all the rights, powers, duties and obligations of its predecessor; but such predecessor, nevertheless, upon payment of all sums due it and on the written request of the Issuer, will execute and deliver an instrument transferring to such successor all rights and powers of such predecessor under the Deposit Agreement, will duly assign, transfer and deliver all right, title and interest in the Deposited Securities to such successor, and will deliver to such successor a list of the Owners of all outstanding Receipts. Any such successor depositary will promptly mail notice of its appointment to the Owners. Whenever the Depositary in its discretion determines that it is in the best interest of the Owners of Receipts to do so, it may appoint a substitute or additional custodian or custodians.

20.	AMENDMENT.

The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Issuer and the Depositary without the consent of Owners or Holders of Receipts in any respect which they may deem necessary or desirable. Any amendment which will impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which will otherwise prejudice any substantial existing right of Owners, will, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment will have been given to the Owners of outstanding Receipts. Every Owner of a Receipt at the time any amendment so becomes effective will be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event will any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.

21.	TERMINATION OF DEPOSIT AGREEMENT.

The Depositary at any time at the direction of the Issuer, will terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 90 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Issuer and the Owners of all Receipts then outstanding if at any time 90 days will have expired after the Depositary will have delivered to the Issuer a written notice of its election to resign and a successor depositary will not have been appointed and accepted its appointment as provided in Section 5.04 of the Deposit Agreement. On and after the date of termination, the Owner of a Receipt will, upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender of Receipts referred to in Section 2.05 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts will remain outstanding after the date of termination, the Depositary thereafter will discontinue the registration of transfers of Receipts, will suspend the distribution of dividends to the Owners thereof, and will not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary will continue to collect dividends and other distributions pertaining to Deposited Securities, will sell property and rights as provided in the Deposit Agreement, and will continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary will be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges) and except for obligations to the Issuer under Section 5.08 of the Deposit Agreement. Upon the termination of the Deposit Agreement, the Issuer will be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary under Sections 5.08 and 5.09 and 5.12 of the Deposit Agreement.

22.	DISCLOSURE OF INTERESTS.

The Issuer may from time to time request Owners to provide information as to the capacity in which such Owners own or owned Receipts and regarding the identity of any other persons then or previously interested in such Receipts and the nature of such interest and various other matters. Each Owner agrees to provide any information requested by the Issuer or the Depositary pursuant to this Article 22 whether or not such person is still an Owner at the time of such request. The Depositary has agreed to use reasonable efforts to comply with written instructions received from the Issuer requesting that the Depositary forward any such requests to the Owners and to forward to the Issuer any such responses to such requests received by the Depositary.

In addition, Owners and Holders may have a duty under the Hong Kong Securities (Disclosure of Interests) Ordinance (the "SDI Ordinance") to notify the Issuer if such Owner or Holder becomes aware that its interest (which term is broadly defined under such Ordinance) in Deposited Securities and American Depositary Shares together with any other interests of such Owner or Holder in Deposited Securities is the equivalent of 10% or more of the issued share capital of the Issuer. Under the SDI Ordinance, such Owner may be required to further notify the Issuer in the event such Owner's interest changes by such percentage as would cross a whole percentage point or such Owner ceases to have an interest in 10% or more of the issued share capital of the Issuer. Under the SDI Ordinance as in effect on the date hereof, the change of a whole percentage point is calculated by rounding down the percentage to the nearest whole number. Thus, for example, if an interest increased from 10.9% to 11.1%, there may be a duty to give notice of the change, but not if it were an increase from 11.1% to 11.9%.